Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF GSI TECHNOLOGY, INC.

GSI Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware on September 14, 2000 (the “Corporation”) certifies as follows:

1.            The Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law. The Corporation was originally incorporated under the name “Delaware GSI Technology, Inc.”

2.            The Corporation’s Certificate of Incorporation is amended and restated to read in full as follows:

FIRST: The name of the Corporation is GSI Technology, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 3500 S Dupont Hwy, County of Kent, Dover, DE 19901. The name of the registered agent at that address is Incorporating Services, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue two classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of all series of Preferred Stock that the Corporation shall have authority to issue is 5,000,000 and the total number of shares of Common Stock that the Corporation shall have authority to issue is 150,000,000. All the authorized shares shall have a par value of $0.001.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the Common Stock are as follows:

(A)         This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock this Corporation is authorized to issue is 150,000,000, par value $0.001 per share, and the total number of shares of Preferred Stock this corporation is authorized to issue is 5,000,000, par value $0.001 per share. The Board of Directors of this Corporation is hereby authorized within the limitations and restrictions stated in these Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

(B)          The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

Section 1:              Definitions.

The following definitions shall apply:

1.1           “Board” shall mean the Board of Directors of the Corporation.

1.2           “Corporation” shall mean this corporation.

1.3           “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Corporation.

1.4           “Preferred Stock” shall mean Preferred Stock, par value $0.001 per share, of the Corporation.

Section 2:              Dividends.

2.1            Dividends. If, after dividends in the full preferential amount specified in any certificate or certificates fixing the designation, powers, preferences, and rights of the Preferred Stock and any qualifications, limitations or restrictions thereon have been paid or declared and set apart in any calendar year of the Corporation, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board out of funds legally available therefor in that calendar year.

2.2           Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

Section 3:              Voting Rights.

3.1           Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

3.2           Preferred Stock. In every vote for the election of directors, each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the certificate or certificates fixing the designation, powers, preferences, and rights of the Preferred Stock and any qualifications, limitations or restrictions thereon, at the record date for the determination of the stockholders entitled to vote in the election or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Section 4:              Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner.

4.1           Preferred Stock. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any share of Common Stock, an amount described in the certificate or certificates fixing the designation, powers, preferences, and rights of the Preferred Stock and any qualifications, limitations or restrictions thereon. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of such series of Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock as described in the certificate or certificates fixing the designation, powers, preferences, and rights of the Preferred Stock and any qualifications, limitations or restrictions thereon.

4.2           Common Stock; Participation. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Section 4.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the Common Stock and the Preferred Stock in proportion to the shares of Common Stock held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Preferred Stock then held by them.

4.3           Merger or Sale of Assets. For purposes of this Section 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, a merger or consolidation of the Corporation in which its stockholders do not retain a majority of the voting power in the surviving corporation, or a sale of substantially all assets.

4.4           Non-Cash Consideration. In any of the events set forth in Section 4.3, if the consideration received by the Corporation is other than cash or indebtedness, its value, for purposes of payment of liquidation preferences, will be deemed to be its fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a)          The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)            if the securities are then traded on a national securities exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three (3) days prior to the distribution; and

(ii)           if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30 day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

(iii)          if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)          The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii), or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.	The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.	Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.	Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

SIXTH:

A.	The number of directors shall initially be set at eight (8) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article SIXTH, Section C below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B.	Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.	Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for an act related to an unlawful stock repurchase, redemption or payment of dividend, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by a duly authorized officer on this 25th day of August, 2022.

GSI TECHNOLOGY, INC.

By:	/s/ Douglas Schirle
Douglas Schirle, Chief Financial Officer